SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

Amendment No. 1 to Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Akamai Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3432319

(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

Eight Cambridge Center, Cambridge, Massachusetts 02142

(Address of Principal Executive Offices) (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	Not applicable (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Not applicable	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Information Required in Registration Statement

     The undersigned registrant hereby amends the following items, exhibits and portions of its registration statement on Form 8-A dated September 11, 2002 as set forth in the pages attached hereto.

Item 1: Description of Registrant’s Securities to be Registered.

     Item 1 of the Form 8-A dated September 11, 2002 (the “Form 8-A”) filed by Akamai Technologies, Inc. (the “Company”) is hereby amended to include the following:

     On January 29, 2004, the Company amended its Rights Agreement, dated September 10, 2002, between the Company and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agreement”) by entering into Amendment No. 1 to the Rights Agreement (the “Amendment”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreement.

     Section 7(b) of the Rights Agreement has been amended so that each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, $.01 par value per share, at a price of $65.00 in cash, subject to adjustment.

     Section 21 of the Rights Agreement has been amended to provide that in the event the transfer agency relationship in effect between the Company and the Rights Agent terminates pursuant to the Company’s termination of such relationship, the Rights Agent will be deemed to resign automatically on the effective date of such termination; and any required notice will be sent by the Company.

     Section 26 of the Rights Agreement has been amended to update the address of the Company for notices under the Rights Agreement.

     Section 27 of the Rights Agreement has been amended to include the following sentence:

“Any supplement or amendment that the Rights Agent is required to sign pursuant to this Section 27 shall be effective upon execution by the Company (whether or not then executed by the Rights Agent or the certificate referred to in the immediately preceding sentence has been delivered).”

The Rights Agreement has been amended to include the following new section:

“Section 35. Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

     A copy of the Amendment is attached hereto as Exhibit 4.5 and is incorporated herein by reference. The foregoing description of the changes to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended.

Item 2: Exhibits.

     Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

Exhibit Number	Description

4.5	Amendment No. 1, dated as of January 29, 2004, to the Rights Agreement, dated as of September 10, 2002, between Akamai Technologies, Inc. and EquiServe Trust Company, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Akamai Technologies, Inc.

Date: January 29, 2004	By:	/s/ Melanie Haratunian Melanie Haratunian
Vice President, General Counsel
and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.5	Amendment No. 1, dated as of January 29, 2004, to the Rights Agreement, dated as of September 10, 2002, between Akamai Technologies, Inc. and EquiServe Trust Company, N.A., as Rights Agent.